QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.17

CERTIFICATE OF INCORPORATION
–OF–
VENUSA, LTD.

Under Section 402 of the
Business Corporation Law

        IT IS HEREBY CERTIFIED THAT:

        FIRST:    The name of the proposed corporation is:VENUSA, LTD.

        SECOND:    The purpose or purposes for which this corporation is formed, are as follows, to wit:

    To buy, sell, distribute and otherwise deal with hospital and health care field supplies, throughout the United States of America and its Territories and Canada; and

    To have, in furtherance of the corporate purposes, all of the powers conferred upon corporations organized under the Business Corporation Law subject to any limitations thereof contained in this Certificate of Incorporation or in the laws of the State of New York.

        THIRD:    The office of the corporation is to be located in the City of New York, County of New York, State of New York.

        FOURTH:    The aggregate number of shares that the corporation shall have authority to issue is One Thousand (1,000), all of which are without par value and all of which are of the same class.

        Each share of the Corporation shall entitle the holder thereof to a preemptive right for a period of sixty (60) days to subscribe for, purchase or otherwise acquire any shares of the same class of the Corporation or any equity and/or voting shares of any class of the Corporation that the Corporation proposes to issue or any rights or options that the Corporation proposes to grant for the purchase of shares of the same class of the Corporation or of equity and/or voting shares of any class of the Corporation or for the purchase of any shares, bonds, securities or obligations of the corporation that are convertible into or exchangeable for or that carry any rights to subscribe for, purchase or otherwise acquire shares of the same class of the corporation or equity and/or voting shares of any class of the Corporation, whether now or hereafter authorized or created, whether having unissued or treasury status and whether the proposed issue, reissue, transfer or grant is for cash, property or any other lawful consideration or is to be made in respect of the matters, proceedings or transactions specified in Subparagraphs (1) to (6) inclusive of Paragraph (e) of Section 622 of the Business Corporation Law; and after the expiration of said sixty (60) days, any and all of such shares, rights, options, bonds, securities or obligations of the Corporation may be issued, reissued, transferred or granted by the Board of Directors, as the case may be, to such persons, firms, corporations and associations for such lawful consideration and on such terms as the Board of Directors, in its discretion, may determine. The terms "equity shares" and "voting shares" shall have the meaning respectively ascribed to them by the Business Corporation Law. The manner of notice and the method of apportionment of any preemptive right to each shareholder and the manner of disposal of any such preemptive right that is not exercised by any such shareholder shall be governed by the provisions of Section 622 of the Business Corporation Law.

        FIFTH:    The Secretary of State is designated as Agent of the Corporation upon whom process against it may be served. The Post Office Address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is: c/o Peter F. DeGaetano, Esq., 36 East 81st Street, New York, New York 10028.

        SIXTH:    The duration of the Corporation is to be perpetual.

        SEVENTH:    Any one (1) or more members of the Board of Directors of the Corporation or of any committee thereof may participate in a meeting of said Board or of any such committee by means of a conference telephone, or similar communications equipment, allowing all persons participating in the meeting to hear each other at the sane time.

        EIGHTH:    Except as may otherwise be specifically provided below in this Certificate of Incorporation, no provision of this Certificate of Incorporation is intended by the corporation to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred under the Business Corporation Law upon the Corporation, upon its shareholders, bondholders and security holders and upon its directors, officers and other corporate personnel, including, in particular, the power of the Corporation to furnish indemnification to any person or persons in the capacities defined and prescribed by the Business Corporation Law and the defined and prescribed rights of said person or persons to indemnification as the same are conferred by the Business Corporation Law.

          (a)   For a period of three (3) years from the date of incorporation, the principal place of business of the Corporation shall not be removed from New York City, New York, nor shall the Corporation amend this charter to alter the purposes of the corporation without the prior written consent of all of the directors and shareholders.

          (b)   The corporation shall make no offering of any of its stock of any class that would constitute a "public offering" within the meaning of the United States Securities Act of 1933, as it may be amended from time to time, without the prior written consent of all of the directors and shareholders.

        NINTH:    Subject to ARTICLES FOURTH and EIGHTH herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law; and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

        TENTH:    The Corporation shall, to the full extent permitted by Section 721 et.seq. and Section 202 (a) (10) of the Business corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

        ELEVENTH:    The accounting period which the Corporation intends to establish as its calendar or fiscal year for reporting the franchise tax shall end on December 31, 1980.

        The undersigned Incorporator, or each of them if are more than one, is of the age of eighteen years or over.

        IN WITNESS WHEREOF, this Certificate has been subscribed this 20th day of March, 1980, by the undersigned who affirms that the statements made herein are true under the penalty of perjury.

/s/ PETER F. DEGAETANO Peter F. DeGaetano 36 East 81st Street New York, NY 10028

QuickLinks

CERTIFICATE OF INCORPORATION –OF– VENUSA, LTD. Under Section 402 of the Business Corporation Law